Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements of Colonial Properties Trust on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-8 related to the Non-Employee Trustee Share Plan filed on May 15, 1997; Form S-8 related to the Employee Share Purchase Plan filed on May 15, 1997; Form S-8 related to changes to First Amended and Restated Employee Share Option and Restricted Share Plan and the Non-Employee Trustee Share Option Plan filed on May 15, 1997; Form S-3 related to the Shelf Registration filed on November 20, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 11, 1995, as amended; and Form S-8 related to the registration of common shares issuable under the Colonial Properties Trust 401(K)/Profit-Sharing Plan filed on October 15, 1996, of our report dated January 13, 1999, except for Notes 16 and 17, as to which the date is April 21, 1999, on our audits of the consolidated financial statements and financial statement schedules of Colonial Properties Trust as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is included in this Form 10-K/A.



                                             /s/ PricewaterhouseCoopers LLP
                                                 PricewaterhouseCoopers LLP

Birmingham, Alabama
May 10, 1999